(d)(1)(i)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED MANAGEMENT AGREEMENT

between

ING VARIABLE INSURANCE TRUST

and

ING INVESTMENTS, LLC

Name of Series	Annual Investment Management Fee (as a percentage of average daily net assets)

ING GET U.S. Core Portfolio – Series 10	0.25% Offering Period 0.60% Guarantee Period

ING GET U.S. Core Portfolio – Series 11	0.25% Offering Period 0.60% Guarantee Period

ING GET U.S. Core Portfolio – Series 12	0.25% Offering Period 0.60% Guarantee Period

ING GET U.S. Core Portfolio – Series 13	0.25% Offering Period 0.60% Guarantee Period

ING GET U.S. Core Portfolio – Series 14	0.25% Offering Period 0.60% Guarantee Period